Exhibit 10.108

AMENDMENT TO AGREEMENT

The Gap, Inc. (“Company”) and Michael Tasooji (referred to in the second person) hereby amend the letter agreement dated March 16, 2007, replacing the section entitled “Termination/Severance” with the following provision:

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2009, the Company will provide you the following if, prior to your “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Separation from Service”), you sign and do not revoke a general release of claims in the form requested by the Company:

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing the day following the Separation from Service (the “severance period”). Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees). Payments will be reduced by any compensation you receive during the severance period from other employment or professional relationship with a non-competitor.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you elect COBRA coverage, payment of a portion of your COBRA coverage equal to the Company-paid portion of comparable active employee coverage as in effect on your termination date. In order to receive this benefit, the Company may require that you substantiate your COBRA coverage.

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) The vesting on the Separation from Service of stock options and stock awards that otherwise would have vested from the date of such separation up to and including the date 18 months from the date of such separation, provided that the stock options and stock awards shall otherwise remain subject to their terms. This provision is not applicable to any stock options or stock awards that have performance-based vesting.

The payments above are taxable income to you and are subject to tax withholding. If the aggregate amount that would be payable to you under paragraphs (1) and (3) above through the date which is six months after your Separation from Service exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code. Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code).

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

EXECUTIVE

/s/ Michael Tasooji		12/15/2008
Michael Tasooji		Date

THE GAP, INC.

By:	/s/ Glenn Murphy	12/15/2008
	Glenn Murphy	Date
Chairman and CEO

AGREEMENT AND RELEASE

The Gap, Inc. (“Company”) has informed Michael Tasooji (“Executive”) that Executive’s employment as Chief Information Officer will terminate effective January 31, 2009 and that Executive would be eligible for certain compensation and benefits under the Termination/Severance section of the letter agreement (“Agreement”) between Executive and the Company dated March 16, 2007 and as amended, as long as certain conditions in the Agreement are met, including Executive’s execution of the release of claims as follows:

Executive hereby releases and forever discharges the Company, its subsidiaries, affiliates, officers, directors, agents and employees, from any and all claims, liabilities and obligations, of every kind and nature, whether now known or unknown, suspected or unsuspected, which Executive ever had, or now has, with the exception of claims that cannot be legally waived (which includes future claims that the Company has breached its obligations under the Agreement). This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including but not limited to, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code. Executive expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.”

This is a legally binding release. Executive is advised to consult with an attorney prior to signing this Release. Executive has 21 days to consider this Release. Within seven days of signing this Release, Executive may revoke this Release by notifying the Company in writing that Executive revokes it. Executive is also advised to seek his own financial and tax consultants related to the compensation and benefits described in the Agreement.

Agreed to this 21st day of January, 2009

/s/ Michael Tasooji
Michael Tasooji